Delaware	PAGE 1
The First State

I , JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CUISINE SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF SEPTEMBER, A.D. 2009, AT 4:02 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
0807236 8100	AUTHENTICATION:	7518496
090842793	DATE:	09-09-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CUISINE SOLUTIONS, INC.

Cuisine Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST:  That resolutions were duly adopted by the Board of Directors of the Company setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Company, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Company.  The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED:  That the Company’s Second Amended and Restated Certificate of Incorporation be amended by deleting Article FOURTH in its entirety and replacing it with the following:

“FOURTH:

(a)

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is Forty Million Shares (40,000,000) shares. Thirty-Eight Million (38,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Company’s Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided, reclassified, and changed into five thousand (5,000) fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such one-to-five thousand (1-to-5,000) ratio) (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified.  The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Forward Stock Split.

(b)

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Cuisine Solutions, Inc., has caused this Certificate of Amendment to be executed by the undersigned, its authorized officer, on this 9th day of September 2009.

CUISINE SOLUTIONS, INC.

By:	/s/ Stanislas Vilgrain
Name:	Stanislas Vilgrain
Title:	President and Chief Executive Officer